Exhibit 10.16

This Supplement No. 1 to the Joint Ownership Agreement has been filed to provide investors with information regarding its terms.  It is not intended to provide any other factual information about the Tennessee Valley Authority.  The representations and warranties of the parties in this Supplement No. 1 to the Joint Ownership Agreement were made to, and solely for the benefit of, the other party to this Supplement No. 1 to the Joint Ownership Agreement.  The assertions embodied in the representations and warranties may be qualified by information included in schedules, exhibits, or other materials exchanged by the parties that may modify or create exceptions to the representations and warranties.  Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

TVA Contract No. 00069956, Supp. No. 1

AGREEMENT
Between
TENNESSEE VALLEY AUTHORITY
And
SEVEN STATES POWER CORPORATION

THIS AGREEMENT, dated as of September 2, 2008 (Agreement), is entered into by and between SEVEN STATES POWER CORPORATION (Seven States), a not-for-profit mutual benefit corporation created and existing under the Laws of the State of Tennessee, and TENNESSEE VALLEY AUTHORITY (TVA), a corporate agency and instrumentality of the United States Government created and existing under and by virtue of the Tennessee Valley Authority Act of 1933, as amended, 16 U.S.C. §§ 831-831ee (2006).

W I T N E S S E T H:

WHEREAS, TVA and Seven States have entered into a Joint Ownership Agreement dated April 30, 2008, numbered as TVA Contract No. 00069956 (JOA); and

WHEREAS, Section 3(c) of the JOA provides for discussions among TVA, Seven States, and the Lenders of methods to secure Seven States’ obligations upon any exercise of the Buy-Back Option; and

WHEREAS, agreement has been reached on such security arrangements and, in accordance with the last sentence of said Section 3(c) of the JOA, TVA and Seven States wish to supplement and amend the JOA in the respects necessary and appropriate to provide for the agreed-upon security;

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TVA and Seven States agree as follows:

1.  The Designated Entity designated by Seven States pursuant to Section 3(b) of the JOA:

(a) Shall be a single-purpose entity organized for the benefit of Seven States and controlled by Seven States’ members for the limited purposes of (i) owning and leasing the Elected Percentage of the Purchased Assets, including any Modifications and Replacement Components (Seven States’ Purchased Assets Share), and (ii) potentially transferring ownership to another entity in connection with the implementation of the Long-Term Arrangements contemplated by the JOA;

(b) Until such time as Long-Term Arrangements are in place or until such time as there is a consummation of a Buy-Back Closing, shall not have the power or authority to:

(i) Borrow any funds or otherwise incur any debt beyond the Lenders’ short-term loan agreement (Loan) to finance the purchase of Seven States’ Purchased Assets Share from TVA and to provide a line of credit (not to exceed $25 million) to finance Capitalized Modifications and Capitalized Replacement Components;

(ii) Enter into any Loan in which (A) the Borrowing Cost Rate for said Loan exceeds five percent (5%) at the time of origination or (B) there are additional penalties, charges, or fees for early Loan repayments or for early payoff of the Loan, provided, however, that nothing in this Subsection 1(b)(ii)(B) shall apply to customary LIBOR break charges for an early payoff so long as the LIBOR period does not exceed thirty (30) days; or

(iii) engage in any business or transactions other than those contemplated by the JOA, as shall be stated in the Designated Entity’s charter;

(c) Until such time as Long-Term Arrangements are in place or until such time as there is a consummation of a Buy-Back Closing, shall not have the power or authority to grant a lien or other security interest on any of its property, other than the TVA liens and security interests provided for below in this Agreement;

(d) Shall be organized under constituent documents, approved by TVA and the Lenders, that include bankruptcy remoteness provisions including the Designated Entity lacking corporate authority to seek bankruptcy relief;

(e) Shall at all times observe the applicable legal requirements for the recognition of the Designated Entity as a legal entity separate from each of its members and from Seven States;

(f) Until such time as Long-Term Arrangements are in place or until such time as there is a consummation of a Buy-Back Closing, shall be governed by a governing Board with five Directors, two appointed by Seven States or the members of Seven States, two appointed by TVA, and a fifth elected by a majority vote of the other four Directors;

(g) Shall remit a portion of its net cash flow monthly to Seven States for the duration of the Lease, said portion to be specified under a management agreement between Seven States and the Designated Entity to be equal to the portion of

Basic Rent described in Section 3.3(a) of the Lease; and

(h) Shall meet all the requirements for the Designated Entity provided for by the JOA.

2.  In addition to the Buy-Back Arrangements provided for in Section 5 of the JOA, TVA and the Lenders shall enter into Separate Buy-Back Arrangements to provide for:

(a) Lenders to give TVA concurrent notice of any default on the Loan when Lenders send notice of such default to the Designated Entity;

(b) The same repurchase by TVA of all of the Designated Entity’s right, title, and interest in and to the Purchased Assets as is provided for under Section 5 of the JOA, including Subsection (e) of said Section 5 as amended by Section 4 of this Agreement below;

(c) The Separate Buy-Back Arrangements between TVA and the Lenders to survive any rejection of the JOA in a bankruptcy of the Designated Entity.

As used below in this Agreement, “Buy-Back Arrangements” refers both to the arrangements provided for in Section 5 of the JOA as amended by Section 4 of this Agreement and to the Separate Buy-Back Arrangements to be entered into by TVA and the Lenders under this Section 2.

3.  Section 3 of the JOA is supplemented and amended in the respects necessary to provide that if TVA conveys Seven States’ Purchased Assets Share at any Seven States Closing pursuant to Section 3(b)(ii)(B) of the JOA, then:

(i) Seven States’ Purchased Assets Share shall be subject to a TVA-reserved deed of trust or mortgage interest and other appropriate security interest; and

(ii) Any cash not remitted to Seven States in accordance with Section 1(g) above shall be subject to an appropriate security interest and shall be placed in an escrow account for the duration of the Lease, said escrow account to be used only (A) to pay for Capitalized Modifications and Capitalized Replacement Components or (B) to pay off the Loan or to complete a Buy-Back Closing as provided for under Section 5(e) of the JOA as amended by Section 4 of this Agreement.

The security interests described in both (i) and (ii) above (referred to collectively below as the “Lien”) shall be for the purpose of securing the Designated Entity’s obligations to convey to TVA full, clear title to Seven States’ Purchased Assets Share pursuant to the exercise of any Buy-Back Arrangements.  The Lien shall provide that, if, upon exercise of any Buy-Back Arrangements, the Designated Entity should fail to convey such full, clear title as required under the JOA as amended by this agreement, TVA shall be entitled to foreclose on the Lien, and to collect thereby the damages to TVA (Actual Damages) that result from TVA not immediately receiving such full, clear title, including the cost of temporarily or otherwise replacing the generation resource represented by Seven States’ Purchased Assets Share and any amounts paid by TVA to cure or to purchase the Loan.  Further, it is expressly recognized and agreed that said Actual Damages shall be equal to the full fair market value of the Purchased Assets, including any Modifications and Replacement Components and inclusive of the portion of said Purchased Assets owned by TVA, which full fair market value shall be determined as of the date of such failure.

4.  Section 5(e) of the JOA is deleted and replaced in its entirety by the following:

5(e) Upon exercise of a Buy-Back Option under 5(a), 5(b), or 5(d) above, or upon a Buy-Back Option being deemed to have been exercised under 5(c) above, the following steps shall be taken:

(i) TVA shall immediately purchase the Loan at par by paying to Lenders a sum equal to:

(A) All outstanding principal;

(B) All accrued and unpaid interest, including default interest only to the extent TVA was given prompt notice of the relevant default or defaults; and

(C) All accrued and unpaid fees and unreimbursed expenses but, if these fees and unreimbursed expenses result from any defaults, only to the extent TVA was given prompt notice of the relevant default or defaults; provided, however, that nothing in this Subsection 5(e)(i)(C) shall exclude customary LIBOR break charges for an early payoff so long as the LIBOR period does not exceed thirty (30) days.

(ii) Upon TVA purchasing the Loan at par under (i) above:

(A) The amount so paid by TVA to the Lenders shall be deducted from the Buy-Back Price that TVA is to pay at the Buy-Back Closing, and

(B) TVA’s obligation to pay Rent under the Lease shall cease; provided further, however, that it is expressly recognized and agreed that the Lease shall otherwise continue in full force and effect until the consummation of the Buy-Back Closing.

(iii)  Within a reasonable time, but not to exceed thirty (30) days after TVA’s purchase of the Loan at par under (i) above, Seven States shall sell and TVA shall buy all of Seven States’ rights, title, and interest (including transfer, assignment, or other conveyance of any and all relevant contracts, warranties, permits, licenses, and other approvals of Governmental Authorities) in the Purchased Assets at the Buy-Back Price, as said Buy-Back Price is reduced under (ii)(a) above.

It is expressly recognized and agreed that step (i) above is a precondition to steps (ii) and (iii).

5.  It is further expressly recognized and agreed that TVA, Seven States, and the Designated Entity shall cooperate with each other and with the Lenders in enforcing any exercise of the Buy-Back Arrangements and in consummating any Buy-Back Closing, including cooperating in any bankruptcy proceedings in order to facilitate TVA obtaining full, clear title to Seven States’ Purchased Assets Share.  It is further expressly recognized and agreed that said cooperation shall include supporting any motion to lift the stay in any bankruptcy proceedings or any other action that may be necessary to allow exercise of the Buy-Back Arrangements and the consummation of the Buy-Back Closing.

6.  Seven States and the Designated Entity shall include in the documents relating to the Loan:

(a) Provisions acceptable to TVA requiring Lenders to designate a single Lender to act as the agent for each of the Lenders for purposes of any purchase of the Loan by TVA under Section 5(e) of the JOA as amended by Section 4 of this Agreement;

(b) Provisions acceptable to TVA requiring Lenders to cooperate with TVA in enforcing any exercise of the Buy-Back Arrangements and in consummating any Buy-Back Closing, by (i) promptly executing all documents necessary to confirm TVA’s purchase of the Loan under Section 5(e) of the JOA as amended by Section 4 of this Agreement, (ii) not opposing the exercise of the Buy-Back Arrangements and the consummation of the Buy-Back Closing, and (iii) not opposing any motion to lift the stay or any other action in bankruptcy to allow exercise of the Buy-Back Arrangements and the consummation of the Buy-Back Closing; and

(c) Provisions expressly recognizing that TVA shall be a third-party beneficiary of the provisions required by this Section 6.

7.  Capitalized terms used in this Agreement, including the recitals, and not otherwise defined herein, shall have the respective meanings set forth in the JOA.

IN WITNESS WHEREOF, Seven States and TVA have caused this Agreement to be executed by their duly authorized representatives as of September 2, 2008.

SEVEN STATES POWER CORPORATION

By:  /s/ Jack Simmons_______________
        Title: President and CEO

TENNESSEE VALLEY AUTHORITY

By:  /s/ Tom D. Kilgore______________
Title: President and CEO